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Exhibit 11

ALLIN CORPORATION

CALCULATION OF NET LOSS PER COMMON SHARE

  Dollars in thousands except per share data

                                                             Year              Year              Year
                                                             Ended             Ended             Ended
                                                           December 31,     December 31,      December 31
                                                              1997              1998              1999
                                                          ------------       -----------   ----------------
Loss from continuing operations                          $    (10,541)      $   (7,448)      $    (2,677)
(Gain) loss from discontinued operations                          162           (1,657)               (1)
                                                         ------------       ----------       -----------
Net loss                                                      (10,703)          (5,791)           (2,676)
Accretion and dividends on preferred stock                        232              779               699
                                                         ------------       ----------       -----------
Net loss attributable to common shareholders             $    (10,935)      $   (6,570)      $    (3,375)
                                                         ============       ==========       ===========
Loss per common share from continuing
          operations-basic and diluted                   $      (2.09)      $    (1.50)      $     (0.56)
                                                         ============       ==========       ===========
Income (loss) per common share from
          discontinued operations - basic
          and diluted                                    $      (0.03)      $     0.30       $      0.00
                                                         ============       ==========       ===========
Net loss per common share-basic and diluted              $      (2.12)      $    (1.20)      $     (0.56)
                                                         ============       ==========       ===========
Weighted average common shares outstanding
          during the period                                 5,183,617        5,491,847         5,989,177
Effect of common stock equivalents                                 --               --                --
Effect of resricted stock                                     (26,218)         (24,868)          (17,176)
                                                         ------------       ----------       -----------
Shares used in calculating net loss per common share        5,157,399        5,466,979         5,972,001
                                                         ============       ==========       ===========
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